EXHIBIT 5
                               Opinion of Counsel


Pennsylvania Commerce Bancorp, Inc.
100 Senate Avenue
P.O. Box 8599
Harrisburg, PA   17001-8599

Re:      1996 Employee Stock Option Plan Form S-8 Registration

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement filed on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, under which 200,000 shares of common stock of Pennsylvania Commerce Bancorp, Inc. (the "Company"), par value $1.00 per share, are to be registered pursuant to the Company's 1996 Employee Stock Option Plan.

We have reviewed those corporate proceedings and such other legal matters as we have deemed appropriate for the purpose of this opinion. Based on the foregoing, and assuming all necessary shareholder and governmental approvals, we are of the opinion that the shares of common stock covered by the Registration Statement will, when issued in accordance with the Plan, applicable law and the Bylaws of the Company, be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the S-8 Registration Statement.

                                       Very truly yours,
                                       METTE, EVANS & WOODSIDE


                                       By /s/ James A. Ulsh
                                          ------------------------------------
                                          James A. Ulsh, Esquire